Exhibit 3.6

SMG INDUSTRIES INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

5% SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned officer of SMG Industries Inc., a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”), does hereby certify:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, and pursuant to the provisions of Section 151 of the General Corporation Law of Delaware (the “DGCL”), the Board of Directors, by unanimous written consent, duly adopted the following recitals and resolution, which resolution remains in full force and effect on the date hereof (“Effective Date”):

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended to date, to provide by resolution or resolutions for the issuance of 1,000,000 shares of Preferred Stock, par value $0.001 per share, of the Corporation, including the Series A Secured Convertible Preferred Stock, the Series B Preferred Stock described herein and such other junior series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation’s Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock to be referred to as Series B Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1.                     Designation and Authorized Shares. The Corporation shall be authorized to issue six thousand (6,000) shares of 5% Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Corporation shall not be authorized to issue any additional 5% Series B Convertible Stock without the consent of the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock (each such holder referred to as a “Holder” and collectively, the “Holders”).

Section 2.                     Stated Value. Each share of Series B Preferred Stock shall have a stated value of $1,000 per share (the “Stated Value”).

Section 3.                     Liquidation.

(a)                 Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, after payment to the holders of the Corporation’s Series A Secured Convertible Preferred Stock, each Holder of Series B Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value (the “Liquidation Amount”) plus all accrued and unpaid dividends. Other than the payment to the Holders of the Series A Secured Convertible Preferred Stock, all preferential amounts to be paid to the holders of Series B Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the Holders of the outstanding shares of Series B Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series B Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b)                Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the Fair Market Value of such property.

Section 4.                     Rank and Security.          Other than the Corporation’s 2,000 Series A Secured Convertible Preferred Stock convertible into 4,000,000 shares of the Corporation’s Common Stock, the Series B Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, rank senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation, or series of Preferred Stock of the Corporation hereafter created (collectively referred to, together with all classes of Common Stock, as “Junior Securities”).

Section 5.                     Dividends.

(a)       The Series B Preferred Stock shall pay a five percent (5%) annual dividend, paid on a quarterly basis (“Dividend”) on the outstanding stated value of the Series B Preferred Stock. The Dividend shall be paid in cash, except in the event that the consolidated quarterly EBITDA of 5J Trucking, LLC and 5J Oilfield Services, LLC (the “5J EBITDA”), is not in excess of the aggregate fixed monthly payments for such quarter made to Utica Leaseco LLC and Amerisource Funding Inc. (“Fixed Monthly Payments”). In the event that the 5J EBITDA is not in excess of the Fixed Monthly Payments for a quarterly period, the Holder of the Series B Preferred Stock may, in its sole discretion, instruct the Corporation to pay the Dividend in whole or in part through the issuance of shares of its Common Stock valued at the Market Price, or accrue the dividend. Such quarterly payments shall be made within twenty (20) days after the end of each quarterly period (“Dividend Payment Date”). For purposes hereof “Market Price” shall mean: the average closing price of the Corporation’s Common Stock for the five days prior to the Dividend Payment Date, as reported by the primary market on which the Corporation’s Common Stock is then quoted or traded.

(b)       In the event that the Corporation shall at any time declare and pay a dividend or distribution of assets on any pari passu or junior shares of capital stock of the Corporation (other than a dividend or distribution payable solely in shares of Common Stock), it shall, at the same time, declare and pay to each Holder of Series B Preferred Stock a dividend equal to the dividend that would have been payable to such Holder as if the shares of Series B Preferred Stock held by such Holder had been converted pursuant to Section 6(a) hereof into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend.

(c)       The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of capital stock of the Corporation ranking pari passu or junior to the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all unpaid dividends on the Series B Preferred Stock have been or are contemporaneously paid.

Section 6.                    Conversion.

(a)                 Conversion Option. At any time and from time to time on or after the Effective Date, the Stated Value of each outstanding share of Series B Preferred Stock, plus accrued dividends thereon, shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into shares of the Corporation’s Common Stock at a conversion price of $1.25 per share (the “Conversion Price”) on the date (the “Conversion Date”) on which the Holder faxes a notice of conversion (the “Conversion Notice”), substantially in the form of Exhibit A attached hereto, duly executed, to the Corporation (facsimile number: (713) 613-2908, Attn.: Matthew Flemming (or current CEO, President or CFO), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 10 below. The Holder shall deliver the stock certificate representing the Series B Preferred Stock to be converted to the Corporation at such time that the Series B Preferred Stock is fully converted. With respect to partial conversions of the Series B Preferred Stock, the Corporation shall keep written records of the number of shares of Series B Preferred Stock converted as of each Conversion Date, and the Holder shall not be required to return the stock certificate until fully converted or upon an Automatic Conversion. Not less than 100 shares of Series B Preferred Stock may be converted in connection with the delivery of a Conversion Notice, except in the event that the Holder owns less than 100 shares of Series B Preferred Stock. In the event that a Holder owns less than 100 shares of Series B Preferred Stock, then all such shares shall be converted upon any such conversion.

(b)                Automatic Conversion. All outstanding shares of Series B Preferred Stock, and accrued Dividends thereon, shall automatically convert into shares of the Corporation’s Common Stock on the date that is thirty-six (36) months after the date of the issuance thereof (“Automatic Conversion”) at the Conversion Price then in effect.

(c)                 Mechanics of Conversion

Not later than five (5) Business Days after any Conversion Date (the “Delivery Date”), the Corporation or its designated transfer agent, as applicable, shall issue and deliver to the Holder by express courier a certificate or certificates, registered in the name of the Holder or its designee, the number of shares of Common Stock to which the Holder shall be entitled.

Section 7.                     Other Provisions.

(a)                 Reservation of Common Stock. In accordance with Section 10(g), the Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for the full conversion of all Series B Preferred Stock authorized for issuance.

(b)                Record Holders. The Corporation and its transfer agent, if any, for the Series B Preferred Stock may deem and treat the record Holder of any shares of Series B Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c)                 Redemption. The Series B Preferred Stock may be redeemed at any time by the Company without the Holder’s consent upon not less than 10 business days prior written notice.

Section 8.                     Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the Holders of at least a majority of the then outstanding shares of the Series B Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series B Preferred Stock.

Section 9.                     Voting Rights.

(a)                 Generally. The Holders shall have the right to receive notice of any meeting of holders of Common Stock or Series B Preferred Stock and to vote upon any matter submitted to a vote of the holders of Common Stock or Series B Preferred Stock, on an as-converted basis. Except as otherwise expressly set forth in the Certificate of Incorporation (including this Certificate of Designation), the Holders shall vote on each matter submitted to them with the holders of Common Stock and all other classes and series of Capital Stock entitled to vote on such matter, taken together as a single class, if any.

(b)                Number of Votes. In any case in which the Holders of the Series B Preferred Stock shall be entitled to vote pursuant to this Certificate of Designation or pursuant to the DGCL or other applicable law, each Holder entitled to vote with respect to such matter shall be entitled to vote, with respect to each share of such Series B Preferred Stock, the number of votes that equals the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

Section 10.                 Certain Adjustments.

(a)                 So long as any Series B Preferred Stock shall be outstanding, from and after the Effective Date, the Conversion Price shall be subject to adjustment from time to time as follows:

(i)                  Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Effective Date, effect a forward stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Effective Date, combine the outstanding shares of Common Stock in the form of a reverse stock split or other combination that causes the outstanding shares of Common Stock to decrease, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 10(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)                Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)              Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Effective Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of the Series B Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had the Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 10(a)(iii) with respect to the rights of the Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this Section 10(a)(iii) as of the time of actual payment of such dividends or distributions.

(iv)               Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the Effective Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 10(a)(i), 10(a)(ii) and 10(a)(iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 10(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)                Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Effective Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 10(a)(i), 10(a)(ii) and 10(a)(iii), or a reclassification, exchange or substitution of shares provided for in Section 10(a)(iv)), or a merger or consolidation of the Corporation with or into another Person where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Corporation’s properties or assets to any other Person (an “Organic Change”), then as a part of such Organic Change, (A) if the surviving entity in any such Organic Change is a public company that is registered pursuant to the Exchange Act, and its common stock is listed or quoted on a national exchange or the OTC Market, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert the Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from Organic Change, and (B) if the surviving entity in any such Organic Change is not a public company that is registered pursuant to the Exchange Act, or its common stock is not listed or quoted on a national exchange or the OTC Market, the Holder shall have the right to receive the amount of the outstanding stated value plus accrued dividends of the Series B Preferred Stock paid in cash. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 10(a)(v) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 10(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(b)                Record Date. In case the Corporation shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Common Stock Equivalents, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c)                 No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation, Bylaws or other constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 10 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment. In the event a Holder shall elect to convert any portion of the Series B Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of the Series B Preferred Stock shall have issued and the Corporation posts a surety bond for the benefit of such Holder in an amount equal to one hundred twenty-five percent (125%) of the aggregate Stated Value of the Series B Preferred Stock that the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

(d)                Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 10, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of the Series B Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(e)                 Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(f)                  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. All fractional shares shall be rounded up to the nearest whole share.

(g)                Reservation of Common Stock. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all issued and outstanding Series B Preferred Stock; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred and five percent (105%) of the number of shares of Common Stock for which the authorized Series B Preferred Stock are at any time convertible. The Corporation shall, from time to time in accordance with Delaware law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation’s obligations under this Section 10(g).

(h)                Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series B Preferred Stock or any dividends accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 11.                 Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

“Board of Directors” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Certificate of Designation” means this Certificate of Designation creating the Series B Preferred Stock.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Effective Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share.

“Conversion Price” shall have the meaning set forth in Section 6(a) above.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Effective Date” shall have the meaning provided in the second paragraph of this Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which would be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the legally adopted vote or consent of the Board of Directors and certified in a board resolution.

“Holder” means a holder of shares of Series B Preferred Stock as reflected in the register maintained by the Corporation or the transfer agent for the Series B Preferred Stock.

“Issuance Date” means the Closing Date under the Membership Interest Purchase Agreement, pursuant to which the Corporation shall issue shares of Series B Preferred Stock.

“Junior Securities” shall have the meaning provided in Section 4.

“Liquidation Amount” shall have the meaning provided in Section 3(a).

“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement pursuant to which the Corporation shall issue shares of Series B Preferred Stock.

“Person” means an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

“Series B Preferred Stock” shall have the meaning provided in Section 1.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 17th day of February 2020.

SMG INDUSTRIES INC.

By: /s/ Matthew Flemming
Name: Matthew Flemming
Title: CEO

EXHIBIT A

NOTICE OF CONVERSION

SERIES B CONVERTIBLE PREFERRED STOCK

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, $.001 par value per share (the “Common Stock”), of SMG Industries Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series B Preferred Stock owned prior to Conversion:

Number of shares of Series B Preferred Stock to be Converted:

Accrued Dividends to be Converted:

Stated Value of shares of Series B Preferred Stock plus accrued dividends, to be Converted:

Number of shares of Common Stock to be issued upon Conversion:

Number of shares of Series B Preferred Stock subsequent to Conversion:

HOLDER

Name:
Title: